Exhibit 10.66

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

EXECUTION VERSION

AMENDMENT NO. 2

TO MASTER REPURCHASE AGREEMENT

Amendment No. 2 to Master Repurchase Agreement, dated as of July 22, 2014 (this “Amendment”), by and between Bank of America, N.A. (“Buyer”) and Caliber Home Loans, Inc. (“Seller”).

RECITALS

Buyer and Seller are parties to that certain Master Repurchase Agreement, dated as of September 18, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Existing Master Repurchase Agreement”; and as amended by this Amendment, the “Master Repurchase Agreement”).

Buyer and Seller have agreed, subject to the terms and conditions of this Amendment, that the Existing Master Repurchase Agreement be amended to reflect certain agreed upon revisions to the terms of the Existing Master Repurchase Agreement.

Accordingly, Buyer and Seller hereby agree, in consideration of the mutual promises and mutual obligations set forth herein, that the Existing Master Repurchase Agreement is hereby amended as follows:

SECTION 1. Delivery of Mortgage Loan Documents. Section 3.3 of the Existing Master Repurchase Agreement is hereby amended by deleting clause (c) in its entirety and replacing it with the following (modified text underlined for review purposes):

(c)

Pooled Mortgage Loans. With respect to a Transaction the subject of which is a Pooled Mortgage Loan, Seller shall deliver to Buyer or its Custodian, as applicable, the related Agency Documents in accordance with and pursuant to the terms of Section 7.2(d) hereof and the Custodial Agreement and Seller shall cause the Custodian to deliver a trust receipt to Buyer with respect to such Mortgage Loans in accordance with the terms of the Custodial Agreement. In addition, Seller shall deliver to Buyer a duly executed Trade Assignment together with a true and complete copy of the Purchase Commitment with respect to the related Mortgage-Backed Security in accordance with and pursuant to the terms of Section 7.2 (d) and Section 7.2(p).

SECTION 2. Repurchase Acceleration Events. Section 4.2 of the Existing Master Repurchase Agreement is hereby amended by (a) deleting “or” at the end of clause (i), (b) deleting the “.” at the end of clause (j) and replacing it with “; or” and (c) adding the following clause (k) at the end thereof:

(k)

with respect to any Pooled Mortgage Loan or Mortgage-Backed Security, if the Seller has failed to deliver the related Trade Assignment to Buyer in accordance with the requirements set forth in Section 7.2(p).

SECTION 3. Servicing. Section 6.2 of the Existing Master Repurchase Agreement is hereby amended by deleting clause (n) in its entirety and replacing it with the following (modified text underlined for review purposes):

(n)

Termination. Buyer shall have the right at any time to immediately terminate the Seller’s or any Servicer’s (as applicable) right to service the Purchased Mortgage Loans due to a Servicer Termination Event or for any other reason without payment of any penalty or termination fee. Seller shall cooperate, or cause the Servicer to cooperate, in transferring the servicing of the Purchased Mortgage Loans to a successor servicer appointed by Buyer. For the avoidance of doubt any termination of the Servicer’s rights to service by the Buyer as a result of a Servicer Termination Event (pursuant to clause (g) of the definition thereof) or an Event of Default shall be deemed part of an exercise of the Buyer’s rights to cause the liquidation, termination or acceleration of this Agreement.

SECTION 4. Conditions Precedent. Section 7.2 of the Existing Master Repurchase Agreement is hereby amended by:

4.1 deleting clause (a)(iii) in its entirety and replacing it with the following:

(iii) [reserved];

4.2 deleting clause (d) in its entirety and replacing it with the following (modified text underlined for review purposes):

(d)

on or prior to the Pooling Date for any Pooled Mortgage Loan, Seller shall deliver or cause to be delivered (A) to Buyer, an executed trust receipt from the Custodian relating to such Mortgage Loan in form and substance satisfactory to Buyer, (B) to the Custodian (or otherwise made available to the Custodian), all documents, schedules and forms required by and in accordance with the Custodial Agreement, (C) to Buyer, a copy of each of the applicable Agency Documents, and (D) to Buyer, a Trade Assignment executed by such Seller that satisfies the requirements set forth in Section 7.2(p);

4.3 (a) deleting “and” at the end of clause (n), (b) deleting the “.” at the end of clause (o) and replacing it with “; and” and (c) adding the following clause (p) immediately after clause (o) thereof:

(p)

Seller hereby acknowledges that, in order for Buyer to satisfy the “good delivery standards” of the Securities Industry and Financial Markets Association (“SIFMA”) as set forth in the SIFMA Uniform Practices Manual and SIFMA’s Uniform Practices for the Clearance and Settlement of Mortgage Backed Securities and other Related Securities, in each case, as amended from time to time, Buyer must deliver each Trade Assignment in respect of Pooled Mortgage Loans or Mortgage-Backed Securities to the related Approved Investor no later than seventy-two (72) hours prior to settlement of the related Mortgage-Backed Security. Seller hereby acknowledges and agrees to deliver to Buyer, in form and substance satisfactory to Buyer in its good faith discretion and not later than 1:00 p.m. (New York City time) on the date on which such seventy-two (72) hour period commences, each related Trade Assignment executed by Seller, together with a true and complete copy of the related Purchase Commitment for any Assets subject to the proposed Transaction that are subject to a Purchase Commitment.

SECTION 5. Financial Statements and Other Reports. Section 9.1 of the Existing Master Repurchase Agreement is hereby amended by deleting clause (h) in its entirety and replacing it with the following (modified text underlined for review purposes):

(h)

Reports and Information Regarding Purchased Assets. Seller shall deliver to Buyer, with reasonable promptness, upon Buyer’s request, (i) copies of any reports related to the Purchased Assets, (ii) copies of customary documentation in connection with the underwriting and origination of any Purchased Asset that evidences compliance with, (x) with respect to all Purchased Assets other than Bond Loans – 1st Lien, the Ability to Repay Rule and, (y) with respect to all Purchased Assets other than Bond Loans – 1st Lien and Permitted Non-Qualified Mortgage Loans, the QM Rule, as applicable, and (iii) any other information in Seller’s possession related to the Purchased Assets.

SECTION 6. Notice. Section 9.3 of the Existing Master Repurchase Agreement is hereby amended by deleting clause (b) in its entirety and replacing it with the following (modified text underlined for review purposes):

(b)

any action, suit or proceeding instituted by or against Seller in any federal or state court or before any commission or other regulatory body (federal, state or local, foreign or domestic), or any such action, suit or proceeding threatened against Seller, in any case, if such action, suit or proceeding, or any such action, suit or proceeding threatened against Seller, (i) involves a potential liability, on an individual or aggregate basis, equal to or greater than [***] of Seller’s Tangible Net Worth, (ii) is reasonably likely to result in a Material Adverse Effect if determined adversely, (iii) questions or challenges the validity or enforceability of any of the Principal Agreements or (iv) questions or challenges compliance of any Purchased Mortgage Loan with, (x) with respect to any Purchased Mortgage Loan other than Bond Loans – 1st Lien, the Ability to Repay Rule or, (y) with respect to any Purchased Mortgage Loan other than Bond Loans – 1st Lien and Permitted Non-Qualified Mortgage Loans, the QM Rule;

SECTION 7. Notices. Section 14.11 of the Existing Master Repurchase Agreement is hereby amended by:

7.1 revising the address for notices to Buyer set forth in clause (a) as follows (modified text underlined for review purposes):

If to Buyer:	Bank of America, N.A.
4500 Park Granada
Mail Code: CA7-910-02-38
Calabasas, California 91302
Attention: Adam Gadsby, Managing Director
Telephone: (818) 225-6541
Fax: (213) 457-8707
E-mail: Adam.Gadsby@baml.com

With copies to:

Bank of America, N.A.
One Bryant Park, 11th Floor
Mail Code: NY1-100-11-01
New York, New York 10036
Attention: Eileen Albus, Director, Mortgage Finance
Telephone: (646) 855-0946
Fax: (646) 855-5050
E-mail: Eileen.Albus@baml.com

and

Bank of America, N.A.
One Bryant Park
Mail Code: NY1-100-17-01
New York, New York 10036
Attention: Michael J. Berg, Assistant General Counsel
Telephone: (646) 855-0706
Fax: (212) 378-3460
E-mail: Michael.J.Berg@bankofamerica.com

7.2 revising the address for emails to Buyer set forth in clause (b) as follows (modified text underlined for review purposes):

If to Buyer:	Eileen.Albus@baml.com
Michael.J.Berg@bankofamerica.com
Adam.Gadsby@baml.com
Adam.Robitshek@baml.com

SECTION 8. Examination and Oversight. Section 14.24 of the Existing Master Repurchase Agreement is hereby amended by deleting such section in its entirety and replacing it with the following (modified text underlined for review purposes):

14.24

Examination and Oversight by Regulators. Seller agrees that the transactions with Buyer under this Agreement may be subject to regulatory examination and oversight by one or more Governmental Authorities. Seller shall comply with all requests made by Buyer (in its good faith discretion) to assist Buyer in complying with regulatory requirements imposed on Buyer.

SECTION 9. Definitions. Exhibit A of the Existing Master Repurchase Agreement is hereby amended by:

9.1 deleting the definitions of “Bond Loan – 1st Lien”, “Mortgage Loan”, “One-Month LIBOR”, “Other Mortgage Loan Documents”, “Strict Compliance” and “Transaction” each in its entirety and replacing them with the following:

Bond Loan – 1st Lien: Unless defined otherwise in the Transactions Terms Letter, a first lien mortgage loan (i) that was originated and underwritten in accordance with a qualifying local or state governmental homeownership program administered by a Housing Finance Agency (as defined under 24 CFR 266.5) and (ii) with respect to which Seller has obtained a Purchase Commitment on or prior to the related Purchase Date.

Mortgage Loan: An Agency Eligible Mortgage Loan, Bond Loan – 1st Lien, Conventional Conforming Mortgage Loan, Government Mortgage Loan, HARP Mortgage Loan, HomePath Mortgage Loan, HomeStyle Renovation Mortgage Loan, Jumbo Mortgage Loan (including a Jumbo Interest Only Mortgage Loan), Manufactured Home Loan, and Texas Cash-Out Refinance Mortgage Loan, as further specified in the Transactions Terms Letter, which Mortgage Loan may be either a Dry Mortgage Loan or a Wet Mortgage Loan.

One-Month LIBOR: The daily rate per annum (rounded to three (3) decimal places) for one-month U.S. dollar denominated deposits as offered to prime banks in the London interbank market, as published on the Official ICE LIBOR Fixings page by Bloomberg or in the Wall Street Journal as of the date of determination; provided, that if Buyer determines that any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof, or any circumstance materially and adversely affecting the London interbank market, shall make it unlawful, impractical or commercially unreasonable for Buyer to enter into or maintain Transactions as contemplated by this Agreement using One-Month LIBOR, then Buyer may, in addition to its rights under Section 4.5 herein, select an alternative rate of interest or index in its discretion.

Other Mortgage Loan Documents: In addition to the Mortgage Loan Documents, with respect to any Mortgage Loan, the following: (i) the original recorded Mortgage, if not included in the Mortgage Loan Documents; (ii) a copy of the preliminary title commitment showing the policy number or preliminary attorney’s opinion of title and the original policy of mortgagee’s title insurance or unexpired commitment for a policy of mortgagee’s title insurance, if not included in the Mortgage Loan Documents; (iii) the original Closing Protection Letter and a copy of the Irrevocable Closing Instructions; (iv) the original Purchase Commitment, if any; (v) the original FHA certificate of insurance or commitment to insure, the VA certificate of guaranty or commitment to guaranty and the Insurer’s certificate or commitment to insure, as applicable; (vi) the survey, flood certificate, hazard insurance policy and flood insurance policy, as applicable; (vii) the original of any assumption, modification, consolidation or extension agreements, with evidence of recording thereon or copies stamp certified by an authorized officer of Seller to have been sent for recording, if any; (viii) copies of each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy; (ix) the loan application; (x) verification of the Mortgagor’s employment and income, if applicable; (xi) verification of the source and amount of the downpayment; (xii) credit report on Mortgagor; (xiii) appraisal of the Mortgaged Property (or in the case of any HARP Mortgage Loan, an appraisal or a waiver thereof, and/or a point value estimate, as permitted by the applicable Agency Guides); (xiv) the original executed disclosure statement; (xv) Tax receipts, insurance premium receipts, ledger sheets, payment records, insurance claim files and correspondence, current and historical computerized data files, underwriting standards used for origination and all other related papers and records; (xvi) the original of any guarantee executed in connection with the Mortgage Note (if any); (xvii) the original of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage; (xviii) all copies of powers of attorney or similar instruments, if applicable; (xix) copies of all documentation in connection with the underwriting and origination of any Purchased Mortgage Loan that evidences compliance with, (1) with respect to all Purchased Mortgage Loans other than Bond Loans – 1st Lien, the Ability to Repay Rule and, (2) with respect to all Purchased Mortgage Loans other than Bond Loans – 1st Lien and Permitted Non-Qualified Mortgage Loans, the QM Rule; and (xx) all other documents relating to the Purchased Mortgage Loan.

Strict Compliance: The compliance of Seller and Mortgage Loans that are intended to be Agency Eligible Mortgage Loans with the requirements of the applicable Agency Guide, as applicable and as amended by any agreements between Seller and the applicable Agency, sufficient to enable Seller to issue and Ginnie Mae to guarantee or Fannie Mae or Freddie Mac to issue and guarantee a Mortgage-Backed Security; provided, that until copies of any such agreements between Seller and Fannie Mae, Freddie Mac or Ginnie Mae, as applicable, have been provided to Buyer by Seller and agreed to by Buyer, such agreements shall be deemed, as between Seller and Buyer, not to amend the requirements of the applicable Agency Guide.

Transaction: As set forth in the Recitals of this Agreement.

9.2 deleting clause (g) of the definition of “Purchased Items” in its entirety and replacing it with the following (modified text underlined for review purposes):

(g)

all Servicing Rights related to the Purchased Mortgage Loans, all related Servicing Records, and all rights of Seller to receive from any third party or to take delivery of any Servicing Records or other documents which constitute a part of the Mortgage Loan Files, all rights of Seller to receive from any third party or to take delivery of any records or other documents which constitute a part of the Mortgage Loan Files, all rights of Seller to receive from any third party or to take delivery of any Other Mortgage Loan Document;

9.3 adding the following definitions in their proper alphabetical order:

Ability to Repay Rule: 12 CFR 1026.43(c), including all applicable official staff commentary.

Interest Only Mortgage Loan: A Mortgage Loan which, by its terms, requires the related Mortgagor to make monthly payments of only accrued interest for a certain period of time following origination. After such interest-only period, the loan terms provide that the Mortgagor’s monthly payment will be recalculated to cover both interest and principal so that such Mortgage Loan will amortize fully on or prior to its final payment date.

Jumbo Interest Only Mortgage Loan: A Jumbo Mortgage Loan that is an Interest Only Mortgage Loan.

Manufactured Home Loan: A Conventional Conforming Mortgage Loan or Government Mortgage Loan secured by a manufactured home (as defined by HUD) provided that (a) such manufactured home is attached to a permanent foundation, is no longer transportable (mobile homes) and is considered and treated as “real estate” under applicable law, (b) such manufactured home is originated in compliance with Title II under FHA 203(b) and (c) such Conventional Conforming Mortgage Loan or Government Mortgage Loan is eligible for securitization by an Agency pursuant to the terms of the applicable Agency Guides.

Permitted Non-Qualified Mortgage Loan: A Jumbo Interest Only Mortgage Loan.

QM Rule: 12 CFR 1026.43(e), including all applicable official staff commentary.

Qualified Mortgage: A Mortgage Loan that satisfies the criteria for a “qualified mortgage” as set forth in the QM Rule.

Rebuttable Presumption Qualified Mortgage: A Qualified Mortgage (excluding FHA loans) with an annual percentage rate that exceeds the average prime offer rate for a comparable mortgage loan as of the date the interest rate is set by [***] or more percentage points for a first-lien Mortgage Loan or by [***] or more percentage points for a subordinate-lien Mortgage Loan. With respect to FHA loans, a Rebuttable Presumption Qualified Mortgage shall mean a Qualified Mortgage with an annual percentage rate that exceeds the average prime offer rate for a comparable mortgage loan as of the date the interest rate is set by more than [***] percentage points plus the FHA annual premium amount for a first-lien Mortgage Loan. With respect to VA loans, a streamline interest rate reduction refinance loan that does not satisfy all of the requirements under 38 C.F.R. 36.4300(c)(1) but does satisfy the requirements under 38 C.F.R. 36.4300(c)(1)(iii) and (iv).

Safe Harbor Qualified Mortgage: A Qualified Mortgage (excluding FHA loans) with an annual percentage rate that does not exceed the average prime offer rate for a comparable mortgage loan as of the date the interest rate is set by [***] or more percentage points for a first-lien Mortgage Loan or by [***] or more percentage points for a subordinate-lien Mortgage Loan. With respect to FHA loans, a Safe Harbor Qualified Mortgage shall mean a Qualified Mortgage with an annual percentage rate that does not exceed the average prime offer rate for a comparable mortgage loan as of the date the interest rate is set by more than [***] percentage points plus the FHA annual premium amount for a first-lien Mortgage Loan. With respect to VA loans, a Safe Harbor Qualified Mortgage shall mean all VA loans except for streamline interest rate reduction refinance loans that do not satisfy the requirements under 38 C.F.R. 36.4300(c)(1).

SECTION 10. Representations and Warranties. Exhibit L to the Existing Repurchase Agreement is hereby amended by:

10.1 deleting clauses (b), (o) and (xx) each in its entirety and replacing them with the following:

(b)

Purchase Commitment; Trade Assignment. Unless otherwise stated in the Transactions Terms Letter, the Asset is covered by a Purchase Commitment that (i) permits assignment thereof to Buyer, (ii) does not exceed the availability under such Purchase Commitment (taking into consideration mortgage loans or securities, as applicable, which have been purchased by the respective Approved Investor under the Purchase Commitment), (iii) conforms to the requirements and the specifications set forth in such Purchase Commitment and the related regulations, rules, requirements and/or handbooks of the applicable Approved Investor, and (iv) is eligible for sale to and insurance or guaranty by, respectively, the applicable Approved Investor and any applicable insurer. Each such Purchase Commitment is enforceable, in full force and effect, and if such Asset is a Pooled Mortgage Loan, such Purchase Commitment is validly and effectively assigned to Buyer pursuant to a Trade Assignment. Each such Trade Assignment is enforceable and in full force and effect, and was delivered by Seller to Buyer in accordance with the requirements set forth in Section 7.2(p). Each Purchase Commitment and Trade Assignment is a legal, valid and binding obligation of Seller enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(o)

Location and Type of Mortgaged Property. The Mortgaged Property consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or such other dwelling(s) conforming with the applicable Fannie Mae and Freddie Mac requirements regarding such dwellings or conforming to underwriting guidelines acceptable to Buyer in its sole discretion; provided that no residence or dwelling is a condominium unit (unless the related Mortgage Loan was originated in compliance with the Agency Guides), a mobile home, a manufactured home (other than a manufactured home that meets the criteria set forth in the definition of Manufactured Home Loan) or a cooperative apartment. No Mortgage Loan is secured by a multi-family, mixed-use or commercial property, nor is any portion of the Mortgaged Property used for commercial purposes.

(xx)

Points and Fees. All points and fees related to the Mortgage Loan were disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. The points and fees related to such Mortgage Loan (other than a Bond Loan – 1st Lien and a Permitted Non-Qualified Mortgage Loan) did not exceed 3% of the total loan amount (or such other applicable limits for lower balance Mortgages) as specified under 12 CFR 1026.43(e)(3), and the points and fees were calculated using the calculation required for qualified mortgages under 12 CFR 1026.32(b) to determine compliance with applicable requirements.

10.2 adding the following clauses (fff), (ggg), (hhh) and (iii) at the end thereof:

(fff)	Qualified Mortgage. Each Mortgage Loan (other than a Bond Loan – 1st Lien and a Permitted Non-Qualified Mortgage Loan) satisfies the following criteria:

(i)	Such Mortgage Loan is a Qualified Mortgage;

(ii)

Prior to the origination of such Mortgage Loan, the related originator made a reasonable and good faith determination that the related Mortgagor would have a reasonable ability to repay such Mortgage Loan according to its terms, in accordance with, at a minimum, the eight underwriting factors set forth in 12 CFR 1026.43(c)(2); and

(iii)	Such Mortgage Loan is supported by customary documentation that evidences compliance with the Ability to Repay Rule and the QM Rule.

(ggg)	Permitted Non-Qualified Mortgage. Each Mortgage Loan that is a Permitted Non-Qualified Mortgage Loan satisfies the following criteria:

(i)

Prior to the origination of such Mortgage Loan, the related originator made a reasonable and good faith determination that the related Mortgagor would have a reasonable ability to repay such Mortgage Loan according to its terms, in accordance with, at a minimum, the eight underwriting factors set forth in 12 CFR 1026.43(c)(2); and

(ii)	Such Mortgage Loan is supported by customary documentation that evidences compliance with the Ability to Repay Rule.

(hhh)

Ability to Repay Determination. There is no credible or non-frivolous (each as determined by Buyer in its good faith discretion) action, suit or proceeding instituted by or against or threatened against Seller in any federal or state court or before any commission or other regulatory body (federal, state or local, foreign or domestic) that questions or challenges the compliance of any Mortgage Loan (or the related underwriting), with, (x) except with respect to a Bond Loan – 1st Lien, the Ability to Repay Rule or, (y) except with respect to a Bond Loan – 1st Lien or a Permitted Non-Qualified Mortgage Loan, the QM Rule.

(iii)

Loan Types. Each Mortgage Loan is either a Safe Harbor Qualified Mortgage, a Rebuttable Presumption Qualified Mortgage, a Permitted Non-Qualified Mortgage Loan, or a Bond Loan — 1st Lien. Upon the reasonable request of Buyer, Seller shall identify the respective classification of any Mortgage Loan sold hereunder.

SECTION 11. Fees and Expenses. Seller hereby agrees to pay to Buyer, on demand, any and all reasonable out-of-pocket fees, costs and expenses (including reasonable fees and expenses of counsel) incurred by Buyer in connection with the development, preparation and execution of this Amendment, irrespective of whether any transactions hereunder are executed.

SECTION 12. Conditions Precedent. This Amendment shall become effective as of the date hereof upon Buyer’s receipt of this Amendment, executed and delivered by a duly authorized officer of Buyer and Seller.

SECTION 13. Limited Effect. Except as expressly amended and modified by this Amendment, the Existing Master Repurchase Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.

SECTION 14. Counterparts. This Amendment may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

SECTION 15. Severability. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

SECTION 16. GOVERNING LAW. THE AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

BANK OF AMERICA, N.A.,
Buyer

By:	/s/ Adam Gadsby
	Name:	Adam Gadsby
	Title:	Managing Director

CALIBER HOME LOANS, INC.,
Seller

By:	/s/ Steve Smith
	Name:	Steve Smith
	Title:	CFO

Signature Page to Amendment No. 2 to Master Repurchase Agreement